EXHIBIT 4.4

GO PUBLIC ACQUISITION CORPORATION II
GIFT SHARE ACCEPTANCE LETTER

Go Public Acquisition Corporation II
2000 Banks Road
Margate, Florida 33063

Gentlemen:

__________, a founder of Go Public Acquisition Corporation II (the “Company”), has advised me in writing of its intent to transfer ____ shares of the Company’s common stock to me as a gift. I understand that I will not be asked to transfer any money, property or other consideration to the above-named person or to any other person in connection with the transfer of gift shares. I also understand that I must execute a copy of this Gift Share Acceptance Letter as a condition to the transfer of the gift shares to me.

1.	I have received and reviewed a copy of the Company’s prospectus dated _______, 2009. I understand that:

(a)	The Company is a “blank check company,” as defined in Securities and Exchange Commission Rule 419, and the gift share distribution is subject to the requirements of Rule 419.

(b)	The founders of the Company will give a total of 3,500,000 shares of common stock to family members, personal friends and business acquaintances selected by them (the “Donees”).

(c)
The gift shares are fully paid and nonassessable common stock of the Company and the execution of this Gift Share Acceptance Letter will not subject me to any liability to the founders, the Company, any other Donee or any target that subsequently enters into an acquisition with the Company.

(d)
Go Public will deposit all gift shares in escrow with Escrow, LLC. The shares deposited in the Rule 419 escrow will be registered in my name and held in trust for my benefit until the Company negotiates an acquisition and complies with the disclosure, reconfirmation and closing requirements of Rule 419.

(e)	THE COMPANY’S SHARES ARE EXTREMELY SPECULATIVE AND ITS BUSINESS PLAN INVOLVES A VERY HIGH DEGREE OF RISK.

2.
I understand that if the Company fails to negotiate an acquisition within 18 months from the effective date of its registration statement, Go Public will unwind the gift share distribution. In such an event, I will have no ongoing interest in the Company.

3.
I understand that if the Company negotiates an acquisition, I will be sent an updated prospectus that provides a detailed description of the proposed transaction and the other information required by Rule 419. The updated prospectus will be sent to me within 5 business days after the effective date of the post-effective amendment to the Company’s registration statement. I will then be given not less than 20 days nor more than 45 days to decide whether I want to:

(a)	Approve the proposed transaction and remain a stockholder of the Company, or
(b)	Reject the proposed transaction and instruct the escrow agent to return my gift shares to Go Public.

4.
If I elect to remain a stockholder of the Company, I will execute a written reconfirmation and send the executed reconfirmation to the escrow agent within the reconfirmation period specified in the updated prospectus. If the escrow agent does not receive an executed reconfirmation from me within the time period specified in the updated prospectus, the escrow agent will return my gift shares to Go Public.

5.
Even if I elect to remain a stockholder of the Company, my decision will be subject to the reconfirmation threshold specified in the Company’s updated prospectus. I understand that if a sufficient number of other gift share donees do not also execute reconfirmations within the period specified in the updated prospectus, the escrow agent will return all gift shares to Go Public.

6.
If I elect to remain a stockholder of the Company and the reconfirmation threshold specified in the Company’s updated prospectus is met, the escrow agent will mail a certificate for my shares to me within 5 business days after the escrow agent receives a notice from the Company that an acquisition has been completed and all other conditions to the release of my shares have been satisfied.

7.
I hereby confirm that I have not promised or agreed to transfer any money, property or other valuable consideration to Go Public or to any other person in connection with the transfer of gift shares. I further represent that (i) I am acquiring the gift shares solely for my personal account, (ii) I am acquiring the gift shares for investment, (iii) I am not acquiring the gift shares with a view to or for resale in connection with any subsequent distribution thereof, and (iv) I have no present plans to enter into any contract, undertaking, agreement or arrangement for such resale or distribution.

8.
Subject to all of the foregoing, I hereby accept the above named founder’s gift of _____________ shares of the Company’s common stock. I have executed this Gift Share Acceptance Letter on the date set forth below and forwarded the executed Gift Share Acceptance Letter to the escrow agent.

Executed in the City of _______________, State of _______________ this ___ day of ___________, 2009.

(Signature of Donee)

GENERAL REGISTRATION INFORMATION

Please register my shares as follows

Name of Registered Owner)

(Social Security or Federal Tax I.D. Number)

(Street Address)

(City, State, Zip Code)

(Telephone, including area code)

(e-mail address)

ADDITIONAL REGISTRATION INFORMATION
FOR STOCK GIFTS TO MINOR CHILDREN

☐ Please register the gift shares under the Uniform Gifts to Minors Act as follows:

        _________________________________, as custodian for ______________________________ under the Uniform Gifts to Minors Act of the State of ____________________.